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                                                                    EXHIBIT 99.2

                                        [LETTERHEAD OF ASYST TECHNOLOGIES, INC.]

FOR IMMEDIATE RELEASE

     CONTACT:    Vincent Mayeda                      AGENCY:  Michael Martinez
                 Asyst Technologies, Inc.                     MCA
                 510/661-5000                                 650/968-8900
                 510/661-5160 (fax)                           650/968-8990 (fax)

                 Laura Guarrant (Financial Community)
                 Asyst Technologies, Inc.
                 510/661-5000
                 510/661-5166 (fax)



              ASYST TECHNOLOGIES, INC. COMPLETES ACQUISITION OF
                     PROGRESSIVE SYSTEM TECHNOLOGIES, INC.

Fremont, Calif., June 3, 1999 - Asyst Technologies, Inc. (Nasdaq:ASYT), the leading supplier of Standard Mechanical InterFace (SMIF) isolation and manufacturing automation solutions to the semiconductor industry, announced this morning that it has completed its acquisition of Progressive System Technologies, Inc. ("PST"). PST, now a wholly owned subsidiary of Asyst, is a supplier of substrate management systems for open-cassette, SMIF-integrated wafer logistics and reticle automation. The acquisition, originally announced on April 19, 1999, was accounted for as a pooling of interests and is valued at approximately $11 million.

In conjunction with the closing of the acquisition, Asyst also announced the completion of a private placement of 625,000 shares of its Common Stock to eight institutional investors. The private placement, which closed on May 26, 1999 was priced at $18.00 per share, for aggregate proceeds of approximately $11.3 million. The purpose of the private placement was to obtain shares of Asyst Common Stock to obtain pooling of interests accounting treatment for the acquisition of PST. The proceeds will be used for general corporate purposes.

Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could case actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, semiconductor industry cycles, risks associated with the acceptance of new products and product capabilities, and other factors more fully detailed in the Company's most recent Forms 10-K and 10-Q, and annual report to shareholders.


                                    -more-



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ASYST COMPLETES ACQUISITION OF PST...................................PAGE 2 OF 2


About PST: Progressive System Technologies (PST) is privately held and headquartered in Austin, Texas. Established in 1990, PST has earned a global reputation as a leading manufacturer of technologically advanced substrate handling and isolation technology equipment and automation systems solutions for the semiconductor and flat panel display (FPD) industries. PST combines information solutions that consistently achieve customer satisfaction and market share. Visit PST's web site at http://www.pst-inc.com, or send electronic mail to sales@pst-inc.com for more information.

About Asyst: The pioneer of the Standard Mechanical InterFace (SMIF), Asyst Technologies, Inc. is the leading provider of automated material handling systems and software critical to seamless factory automation in the most advanced fabs worldwide. Asyst's comprehensive solutions, which include industry-leading loadport, auto ID, environmental control, robotic, and automation software products for 200 mm and 300 mm applications, result in greater fab profitability and productivity. Asyst's homepage is located on the World Wide Web at http://www.asyst.com.
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